UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

SPANSION INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51666	20-3898239
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

915 DeGuigne Drive Sunnyvale, California	94088-3453
(Address of Principal Executive Offices)	(Zip Code)

(408) 962-2500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of 2007 Equity Incentive Plan

The Board of Directors of Spansion Inc. (the “Company”) previously adopted the Spansion Inc. 2007 Equity Incentive Plan (the “2007 Plan”), subject to stockholder approval of the 2007 Plan. The Company’s stockholders approved the 2007 Plan at the Company’s annual stockholder meeting held on May 29, 2007.

The following summary of the 2007 Plan is qualified in its entirety by reference to the text of the 2007 Plan.

The Company’s Board of Directors (the “Board”) or one or more committees appointed by the Board will administer the 2007 Plan. The Board has delegated general administrative authority for the 2007 Plan to the Compensation Committee of the Board. The administrator of the 2007 Plan has broad authority under the 2007 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

Persons eligible to receive awards under the 2007 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.

The maximum number of shares of the Company’s Class A Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan equals the sum of: (1) 6,675,000 shares, plus (2) the number of shares available for award grant purposes under the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) as of May 29, 2007, plus (3) the number of any shares subject to stock options and restricted stock or restricted stock unit awards granted under the 2005 Plan and outstanding as of May 29, 2007 which expire, or for any reason are cancelled or terminated, after that date without being exercised or paid. As of May 29, 2007, approximately 920,523 shares were available for award grant purposes under the 2005 Plan, and approximately 7,091,852 shares were subject to options and restricted stock or restricted stock unit awards then outstanding under the 2005 Plan.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2007 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2007 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the share limits of the 2007 Plan, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan.

The types of awards that may be granted under the 2007 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s Class A Common Stock or units of the Company’s Class A Common Stock, as well as certain cash bonus awards.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2007 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Grant of Director Awards

On May 29, 2007, in accordance with the Company’s director compensation program, each of the Company’s non-employee directors who continued in office after the annual stockholders’ meeting (David K. Chao, Robert L. Edwards, Patti S. Hart, David E. Roberson, John M. Stich and Hector de J. Ruiz) was granted an option to purchase 10,000 shares of the Company’s Class A Common Stock and 10,000 restricted stock units payable upon vesting in an equal number of shares of the Company’s Class A Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPANSION INC.
(Registrant)

	By:	/s/ Dario Sacomani
Date: June 4, 2007		Dario Sacomani Executive Vice President and Chief Financial Officer